Exhibit 1.3


                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                  FIXED INCOME SECURITIES, LIMITED PARTNERSHIP

     THIS AGREEMENT OF LIMITED PARTNERSHIP OF Fixed Income Securities, Limited Partnership, (the "Agreement") is entered into by and among Sterling Resources, Inc., a Texas corporation ("Sterling") as general partner (hereinafter the "General Partner"), and Scott I. Colyer, Lisa A. Colyer, James Dillahunty, Jack Simkin, Dennis J. Marlin, Scott D. Rykert, Chris Genovese, Randal J. Pegg, Joe
R. Cotton, and Norman C. Scott, as limited partners (hereinafter the "Limited Partners").

                                    ARTICLE I

                                   DEFINITIONS

  Section 1.01. Terms Defined. When used in this Agreement, the following terms have the meanings set forth below:

     "Act" means the Texas Revised Limited Partnership Act, as it may be amended from time to time.

     "Additional Capital Contribution" has the meaning set forth in Section 3.02 herein.

     "Affiliate" means a person, entity or organization directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person, entity or organization in question. The term "control," as used in the immediately preceding sentence, means, with respect to an entity that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of such corporation and, with respect to a person or organization that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or organization.

     "Budget" means an annual budget prepared by the Managing Partner and approved by a Majority in Interest of the Partners, which Budget shall consist of (i) a Capital Budget for the Business which shall be an estimate of all capital expenditures to be made during the Year, and (ii) an Operating Budget which shall be an estimate of all of the expenses necessary to operate the Business.

     "Business" means owning and operating a business that purchases, markets, sells, brokers, and trades bonds and other marketable securities.

     "Capital Account" has the meaning set forth in Section 3.03.

     "Capital Contribution" means the cash and the fair market value of property other than cash (net of liabilities which the Partnership assumes or takes the property subject to) contributed to the capital of the Partnership by a Partner.

     "Cash Flow" means the net income or net loss of the Partnership determined in accordance with the method of accounting utilized by the Partnership pursuant to Section 7.02 adjusted as follows:

         (i) there shall be added to such net income or loss (a) the amount charged for depreciation and any other deduction not involving a cash expenditure; (b) to the extent not included in income, the net proceeds received by reason of sale, of a part or parts (but less than all) of the Business, not in connection with the dissolution of the Partnership;
     (c) the proceeds of any borrowing by the Partnership; and (d) cash contributions to the Partnership; and

        (ii) there shall be subtracted from such net income or loss (a) the amount of principal payments on Partnership debt; (b) amounts paid for non-deductible capital expenditures and other cash sums expended for items not deducted in determining net income or loss of the Partnership; and (c) a cash reserve in the amount provided for in Section 4.08.

     "Certificate" means the Certificate of Limited Partnership of the Partnership, as it may be amended, from time to time in accordance with the Act.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "General Partner" mean Sterling Resources, Inc., as long as such party continues as general partner hereunder, and any other party who has been admitted as, and continues to be, a general partner of the Partnership.

     "Limited Partners" means Scott I. Colyer, Lisa A. Colyer, James Dillahunty, Jack Simkin, Dennis J. Marlin, Scott D. Rykert, Chris Genovese, Randal J. Pegg, Joe R. Cotton, and Norman C. Scott, as long as each such party continues as a limited partner hereunder, and any other party who has been admitted as, and continues to be, a limited partner of the Partnership.

     "Liquidating Event" means the sale, or exchange of all or substantially all of the Business, or other transaction which, individually or together with any similar transaction or transactions, results in the disposition of all or substantially all of the Business and occurs in the course of liquidation of the Partnership or upon and with respect to which event the Partnership is dissolved and wound up and all payments, including payments on any promissory notes, have been received.

     "Major Capital Event" means an event (other than a Liquidating Event) arising other than in the ordinary course of the Partnership's business, including, without limitation, (i) the sale of less than substantially all of the Business; or (ii) a borrowing or refinancing. The Managing Partner's designation of an event as a Major Capital Event shall be binding upon the Partners and the Partnership absent manifest error.

     "Major Decision" has the meaning set forth in Section 4.04.

     "Majority in Interest" means Partners owning more than 50% of the Partnership Interests.

     "Managing Partner" means the acting president of the General Partner, Sterling Resources, Inc., as long as he or she shall continue as the managing partner pursuant to Article IV herein.

     "Minimum Gain" has the meaning set forth in Section 6.05.

     "Operations" means all activities of the Partnership not constituting a Major Capital Event or a Liquidating Event.

     "Negative Cash Flow" has the meaning set forth in Section 3.02.

     "Nonrecourse Debt" has the meaning set forth in Section 6.05.

     "Nonrecourse Deductions" has the meaning set forth in Section 6.05.

     "Partners" means the General Partners and the Limited Partners. "Partner" means any one of the Partners.

     "Partnership" means the limited partnership created and existing pursuant hereto.

     "Partnership Interest" means a Partner's interest, expressed as a percentage in Section 3.07, in the assets, income, gains, losses, deductions, tax credits and distributions of the Partnership.

     "Treasury Regulations" means the Income Tax Regulations promulgated under the Code, as amended from time to time.

     "Transfer" means the sale, transfer, conveyance, assignment, pledge, hypothecation, mortgage or other encumbrance or disposition of all or any part of a Partnership Interest.

     "Unanimous Decision" has the meaning set forth in Section 4.05.

     "Unreturned Capital Contributions" means, as to each Partner, the aggregate Capital Contributions made to the Partnership by such Partner reduced by the aggregate distributions to such Partner from the Partnership.

  Section 1.02. Number and Gender. Whenever the context requires, references in this Agreement to the singular number include the plural, and the plural number includes the singular, and words denoting gender include the masculine, feminine and neuter.

                                   ARTICLE II

                           FORMATION, NAME, PRINCIPAL
                      PLACE OF BUSINESS, PURPOSES AND TERM

  Section 2.01. Formation. (a) The Partners hereby create and establish the Partnership as a limited partnership pursuant to the Act for the purposes hereinafter described. The Partners agree and obligate themselves to execute, acknowledge, file, record and publish, as necessary, such amendments to this Agreement as may be required by the terms hereof or by law and such other certificates and documents as may be appropriate to comply with the requirements of law for the continuation, preservation and operation of the Partnership as a limited partnership.

   (b) The Managing Partner shall, as promptly as possible following the execution of this Agreement, cause the due filing and recording of the Certificate with the Secretary of State of the State of Texas in accordance with the provisions of the Act.

  Section 2.02. Name. The business of the Partnership shall be conducted under the name "Fixed Income Securities, Limited Partnership" or such other name as the Managing Partner may designate by written notice delivered to the Partners.

  Section 2.03. Principal Place of Business - Principal Office. The principal place of business and the principal office of the Partnership shall be at 18925 Base Camp Road, Suite 203, Monument, CO 80132. The Managing Partner may change the principal place of business of the Partnership to any other place within the State of Texas upon ten days written notice to the Limited Partners.

  Section 2.04. Purposes.  The purposes of the Partnership are:

         (a)   to acquire, own, and operate the Business;

         (b) to manage, maintain, or otherwise deal with the Business as contemplated by the terms of this Agreement; and

         (c) to do all other acts and things necessary, incidental or convenient to carry on the Partnership business as contemplated under this Agreement.

  Section 2.05. Term. The Partnership shall continue until terminated pursuant to Section 10.01.

                                   ARTICLE III

                  CAPITAL CONTRIBUTIONS - PARTNERSHIP INTERESTS

  Section 3.01. Initial Capital Contributions.

   (a) General Partners. Upon the execution of this Agreement, each General Partner shall make an initial Capital Contribution to the Partnership of $100.00.

     (b) Limited Partners. Upon the execution of this Agreement, each Limited Partner shall make an initial Capital Contribution to the Partnership of $9,900.00.

  Section 3.02. Additional Capital Contributions. Each Partner shall make, but shall not be liable to make, additional Capital Contributions ("Additional Capital Contributions") to the Partnership in an amount equal to such Partner's pro rata share, based on its respective Partnership Interest, of all Negative Cash Flow from Operations of the Partnership. For purposes of this
Section 3.02, Negative Cash Flow means the amount by which cash expenditures of the Partnership exceed cash receipts of the Partnership. A Partner's pro rata share is the product of the Additional Capital Contribution then due multiplied by such Partner's Partnership Interest. Such Partner's pro rata share shall be paid to the Partnership no later than the date specified by the Managing Partner.

  Section 3.03. Capital Accounts. (a) The Partnership shall establish and maintain a capital account ("Capital Account") for each Partner in accordance with Section 704(b) of the Code and Treasury Regulations
Section 1.704-1(b)(2)(iv). On the effective date hereof, there shall be credited to the Capital Account of each Partner the cash amount and the fair market value of any Capital Contribution made by such Partner to the Partnership. Except as otherwise provided in this Agreement, the Capital Account balance of each Partner shall be credited (increased) by (i) the amount of money contributed by such Partner to the capital of the Partnership, (ii) the fair market value of property contributed by such Partner to the capital of the Partnership (net of liabilities secured by such property that the Partnership assumes or takes subject to), and (iii) such Partners allocable share of Partnership income and gain (or items thereof) including income and gain exempt from federal taxation, and the Capital Account balance of each Partner shall be debited (decreased) by (i) the amount of cash distributed to such Partner,
(ii) the fair market value of property distributed to such Partner (net of liabilities secured by such property which the Partner assumes or takes subject
to), and (iii) such Partner's share of Partnership losses, depreciation and other deductions, including such Partner's share of expenditures of the Partnership described in Section 705(a)(2)(B) of the Code. Notwithstanding the foregoing, a Partner's Capital Account shall not be adjusted to reflect gain or loss attributable to the disposition of property contributed by such Partner to the extent such Partner's Capital Account reflected such inherent gain or loss in the property on the date of its contribution to the Partnership.

   (b) Upon the transfer of a Partnership Interest, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except to the extent provided in Treasury Regulations
Section 1.704-1(b)(2)(iv)(m).

  Section 3.04. Failure to Make Additional Capital Contributions. If any Partner (herein called "Failing Partner") shall fail or refuse to make any Additional Capital Contribution when required, and such failure or refusal shall have continued for a period of five days following receipt of written demand therefor by the Managing Partner, then after the expiration of an additional five day grace period (herein called the "Failure Date") the other Partners, in proportion to the Partnership Interests of such Partners who exercise the following election (collectively the "Curing Partner"), may, at their sole discretion, do either of the following, in addition to pursuing any other remedies available at law:

         (a) Loan to the Failing Partner through a nonrecourse contribution to the Partnership on behalf of the Failing Partner the amount of the Failing Partner's required Additional Capital Contribution, in which event the Failing Partner and its Partnership Interest shall be credited with such Additional Capital Contribution and said loan advance shall bear interest at the rate of the lesser of (1) the Wall Street Journal prime rate as quoted in the money rates section of the Wall Street Journal which is also the base rate on corporate loans at large United States money center commercial banks as its prime commercial or similar reference interest rate, with adjustments to be made on the same date as any change in the rate, and (2) the maximum rate permitted by applicable law, (the "Interest Rate"). Thereafter, all Partnership distributions or withdrawals attributable to the Failing Partner's Partnership Interest shall be paid directly to the Curing Partner until such time as all such loan amounts so advanced, together with accrued interest, have been fully repaid. Further, the Curing Partner shall have and is hereby granted a security interest in and lien upon the Failing Partners Partnership Interest to secure the repayment of said loan advances and the accrued interest and shall have all rights to which a secured party is entitled under the Texas Uniform Commercial Code, as amended, including foreclosure.

         (b) Advance, for its own capital account, the Additional Capital Contribution required of the Failing Partner, and cause the Partnership Interests of the Partners to be recalculated as of the date the Additional Capital Contribution is made in the manner set forth below. For purposes of such recalculation the Curing Partner shall be deemed to have contributed to the capital of the Partnership an amount equal to 150% of the sum of (i) the actual amount so contributed by the Curing Partner, plus
     (ii) interest on such amount at the rate set forth in (a) above from the date of such contribution through the date of recalculation of the Partnership Interests.

     For purposes of the foregoing, the Partnership Interests shall be recalculated and reallocated, effective as of the date of such election by the Curing Partner, in accordance with the following procedures:

         (i) The "Deemed Capital" of each of the Partners shall be computed as of the date of the default by the Failing Partner. For purposes hereof the "Deemed Capital" of each Partner includes (i) the aggregate amount of any Capital Contributions to the Partnership made by such Partner, less any prior distributions of Cash Flow to such Partner that are attributable to any previous sale or other capital transaction with respect to the Business, (ii) the aggregate amount of indebtedness for which such Partner or any of its Affiliates is or are personally liable in connection with the Business, including such Partner's then applicable Partnership Interest of any recourse indebtedness of the Partnership, (iii) any other liabilities for which such Partner is personally liable, either to the other Partners or to any third party, in connection with the Partnership or the Business, less any portion of such liabilities against which the Partner in question has been indemnified by the other Partner, and (iv) the amount of the Additional Capital Contribution for which the Curing Partner receives credit pursuant hereto.

        (ii) The new Partnership Interest of the Curing Partner shall be the ratio (expressed as a percentage) which the Deemed Capital of the Curing Partner bears to the aggregate Deemed Capital of the Partners.

       (iii) The new Partnership Interest of the Failing Partner shall be the difference between 100% and the new Partnership Interest of the Curing Partner.

  Section 3.05. Other Matters Relating to Capital Contributions. (a) Loans by a Partner to the Partnership shall not be considered contributions to the capital of the Partnership.

   (b) No Partner shall be required to make contributions to the capital of the Partnership except to the extent provided by this Article III.

   (c) No Partner shall be entitled to withdraw, or to obtain a return of, any part of his contribution to the capital of the Partnership, or to receive property or assets other than cash in return thereof, and no Partner shall be liable to any other Partner for a return of his contributions to the capital of the Partnership, except as provided in this Agreement.

   (d) No Partner shall be entitled to priority over any other Partner, either with respect to a return of his contributions to the capital of the Partnership, or to allocations of taxable income, gains, losses or credits, or to distributions, except as provided in this Agreement.

   (e) No interest shall be paid on any Partner's Capital Contribution or Additional Capital Contribution.

  Section 3.06. Deficit Capital Account Balances. Upon liquidation of the Partnership, no Limited Partner with a deficit balance in its Capital Account shall have any obligation to restore such deficit balance, or to make any contribution to the capital of the Partnership, except to the extent such Limited Partner is personally liable to make contributions to the capital of the Partnership pursuant to Article III of this Agreement. Upon liquidation of the Partnership, the General Partners shall be obligated to contribute to the capital of the Partnership within 90 days after the date of such liquidation an amount equal to its deficit Capital Account balance, which amount shall be paid to the creditors of the Partnership or distributed to the other Partners in accordance with their positive Capital Account balances.

  Section 3.07. Partnership Interests. The Partnership Interest of each Partner shall initially be as follows:

     GENERAL PARTNER:

     Sterling Resources, Inc.                  50,000

          TOTAL GENERAL PARTNER INTEREST:                  50,000
                                                           ------


     LIMITED PARTNERS:

     Scott I. Colyer                        2,245,600
     Lisa A. Colyer                           584,400
     James Dillahunty                         572,950
     Jack Simkin                              572,950
     Dennis J. Marlin                         551,950
     Scott D. Rykert                          108,250
     Chris Genovese                           108,250
     Randal J. Pegg                            75,800
     Joe R. Cotton                             70,350
     Norman C. Scott                           59,500

          TOTAL LIMITED PARTNER                         4,950,000
     INTERESTS:                                         ---------

     TOTAL                                                          5,000,000
                                                                    ---------

                                   ARTICLE IV

                    RIGHTS AND POWERS OF THE MANAGING PARTNER

  Section 4.01. Appointment of Managing Partner. The Partners have designated and do hereby designate the acting president of the General Partner, Sterling Resources, Inc., to be the Managing Partner.

  Section 4.02. Duties of Managing Partner. The Managing Partner shall be solely responsible for the operation and management of the business of the Partnership, and, except as otherwise expressly provided in this Agreement, shall possess all rights and powers generally conferred by applicable law or necessary, advisable or consistent in connection therewith.

  Section 4.03. Illustrative Rights and Powers. In addition to any other rights and powers that it may possess by law, the Managing Partner shall have all the specific rights and powers required or appropriate to the operation and management of the business of the Partnership which, by way of illustration, but not by way of limitation, shall include the right and power, subject to the provisions of Sections 4.04 and 4.05:

         (a) to make any expenditures and to incur any obligations it considers necessary or desirable for the conduct of the activities of the Partnership;

         (b) to negotiate and execute on behalf of the Partnership any contracts under such terms and obligations as it in its sole and absolute discretion considers necessary, appropriate or desirable for the conduct of Partnership operations or the implementation of its powers of the Partnership's objectives under this Agreement;

         (c) to perform all obligations of the Partnership and to enforce all rights of the Partnership under the terms and conditions of contracts and agreements entered into by the Partnership;

         (d) to coordinate all accounting and clerical functions of the Partnership and employ and compensate and dismiss from employment such employees, agents, independent contractors, brokers, attorneys and accountants as may from time to time be required to carry on the business of the Partnership;

         (e) to acquire, hold, dispose, mortgage, pledge, encumber, hypothecate or exchange any of the assets of the Partnership;

         (f) to use any of the assets of the Partnership (including without limitation cash on hand) for any purpose or on any terms it deems desirable in furtherance of the Partnership's objectives;

         (g) to borrow money on behalf of the Partnership or cause the Partnership to borrow money, including, subject to the provisions of
     Section 12.01, causing the Partnership to borrow money from it;

         (h) to refinance debt obligations related in any way to the assets of the Partnership;

         (i) to repay, in whole or in part, refinance, modify, consolidate or extend debt obligations of the Partnership;

         (j)   to acquire and maintain insurance covering Partnership assets;

         (k) to control any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and other incurring of legal expense, and to settle claims and litigation;

         (l)   to distribute Partnership cash;

         (m) to form limited or general partnerships, joint ventures, trusts, corporations or other relationships, joint ventures, trusts, corporations or other relationships it deems desirable in furtherance of the Partnership's objectives;

         (n) to do all acts and things necessary or desirable to accomplish the objectives of the Partnership;

         (o) to apply for and obtain governmental approvals or certificates with respect to Partnership operations or the ownership or use of its properties or assets;

         (p)   to open and maintain bank accounts on behalf of the Partnership;

         (q) to develop and maintain the Business in accordance with the Budget and to enter into agreements with others with respect to such development or maintenance, which documents and agreements may contain such terms, provisions and conditions as the Managing Partner in its discretion reasonably approves and which comply with the Budget; and

         (r) to execute, acknowledge, deliver, file and record instruments or documents affecting the foregoing.

  Section 4.04. Major Decisions. All Major Decisions with respect to the Partnership's business shall require the approval of a Majority in Interest of the Partners. Accordingly, notwithstanding anything to the contrary, no Partner, including the Managing Partner, has the right or the power to make any Major Decision on behalf of the Partnership unless and until it has been authorized by a Majority in Interest of the Partners. The term "Major Decision" as used in this Agreement means any decision with respect to the following matters:

         (a) the approval of any tax election that adversely affects a Limited Partner;

         (b)   the removal of the Managing Partner pursuant to Section 4.13;

         (c) except as provided in Section 4.05, all financing or refinancing (whether interim, permanent or otherwise) for which the Partnership or its assets are liable;

         (d)   the approval of the Budget;

         (e)   the sale or disposition of the Business, or any portion thereof;

         (f)   the dissolution and termination of the Partnership; and

         (g) except as provided in Section 5.06, Article VIII and Article IX, the transfer by a Partner of its Partnership Interest.

  Section 4.05. Unanimous Decisions. All Unanimous Decisions with respect to the Partnership's business shall require the approval of all of the Partners. Accordingly, notwithstanding anything to the contrary, no Partner, including the Managing Partner, has the right or power to make any Unanimous Decision on behalf of the Partnership until it has been authorized by all Partners. The term "Unanimous Decision" as used in the Agreement, means any decision with respect to the following matters:

         (a) any financing or refinancing (whether interim, permanent or otherwise) for which any Partner is liable; and

         (b)   any loan from the Partnership to a Partner or its Affiliates.

  Section 4.06. Authority to Acquire, Develop and Operate the Business. Without the necessity of any further consent or approval (except as provided in Sections 4.04 and 4.05), the Managing Partner is authorized to take all actions, obtain all permits, and execute all documents reasonably necessary to close the acquisition of the Business by the Partnership and to develop, operate and manage the Business.

  Section 4.07. Management of Business. The Managing Partner shall operate and manage the Business on a day-to-day basis within the financial parameters imposed by the Budget, and shall perform for the Partnership all other management services with respect to the Business and the business of the Partnership. The Managing Partner shall have the right, in its sole discretion, to employ any competent management company as it shall select to perform said management services.

  Section 4.08. Operating Reserve Account. To the extent funds of the Partnership are sufficient therefor, the Managing Partner shall maintain an adequate reserve for operating expenses, in such amount as provided in the Budget or if not so provided, as deemed necessary by the Managing Partner for the proper conduct of the business of the Partnership and the operation of the Business.

  Section 4.09. Payment of Costs and Expenses. The Partnership shall be responsible for paying all costs and expenses of forming and continuing the Partnership, owning, operating and holding the Business, and conducting the business of the Partnership, including, without limitation, costs of utilities, costs of furniture, fixtures, equipment and supplies, insurance premiums, property taxes, advertising expenses, accounting costs, legal expenses and costs of office supplies. If any such costs and expenses are or have been paid by the Managing Partner or any of its Affiliates on behalf of the Partnership, then the Managing Partner (or its Affiliates) shall be entitled to be reimbursed for such payment as long as such costs or expenses were reasonably necessary and reasonable in amount.

  Section 4.10. Exercise of Rights and Powers. The business of the Partnership shall be operated and managed by the Managing Partner to the best of its ability, in a careful and prudent manner and in accordance with good industry practice. The authority of the Managing Partner to take any action required or permitted under this Agreement shall in all respects be exercised in its sole and absolute discretion, and the Managing Partner shall be required to devote only such time to the performance of its duties and obligations hereunder as it, in its sole and absolute discretion, determines to be necessary or advisable. Except as otherwise provided in Section 11.01, the Managing Partner shall be entitled to deal with its Affiliates in the performance of its duties and obligations under this Agreement, as long as all terms and conditions of such dealings are not materially more onerous than, or substantially different from, the prevailing market terms, conditions and prices available from non-affiliated third parties.

  Section 4.11. Compensation. Except as otherwise expressly provided herein, the Managing Partner and its Affiliates shall not be entitled to receive any compensation from the Partnership. This Section 4.11 does not in any way limit the Managing Partner's right to reimbursement pursuant to Section 4.09.

  Section 4.12. Liability. The Managing Partner shall perform its duties under this Agreement with ordinary prudence and in a manner reasonable under the circumstances. The Managing Partner shall not be liable to the Partnership or the Partners for any loss or liability caused by any act, or by the failure to do any act, unless such loss or liability arises from the Managing Partner's intentional misconduct, gross negligence or fraud. In no event shall the Managing Partner be liable by reason of a mistake in judgment made in good faith, or action or lack of action based on the advice of legal counsel. Further, the Managing Partner shall in no event be liable for its failure to take any action unless it is specifically required to take such action under the terms of this Agreement.

  Section 4.13. Removal of Managing Partner. (a) The Managing Partner hereby covenants and agrees not to retire or withdraw from the Partnership as Managing Partner without the prior written consent of a Majority in Interest of the Partners.

   (b) A Majority in Interest of the Partners may remove the Managing Partner upon (but only upon) the occurrence of any of the following events:

         (i) any act of the Managing Partner, or its Affiliates, in contravention of the terms or intent of any provision contained in this Agreement;

        (ii) the bankruptcy or insolvency (as defined in Section 10.01) of the Managing Partner;

       (iii) entry of a final judgment by a court of competent jurisdiction to the effect that the Managing Partner has been guilty of intentional misconduct, gross negligence or fraud in connection with any duty or obligation hereunder;

        (iv) the misfeasance, malfeasance or nonfeasance of the Managing Partner in connection with its duties under this Agreement;

         (v) the indictment of the Managing Partner, or an Affiliate of the Managing Partner, of any crime under the laws of the United States or any of its states or possessions;

        (vi) the application or appropriation of Partnership funds in a manner contrary to this Agreement;

       (vii) the appointment of a receiver for all or substantially all of the assets of the Managing Partner and the failure to have such receiver discharged within 30 days of such appointment; or

      (viii) the bringing of any legal action against the Managing Partner by a creditor of the Managing Partner, or an Affiliate of the Managing Partner, resulting in the attachment, garnishment or sequestration of the Managing Partner's interest in the Partnership and the failure of the Managing Partner to have such attachment, garnishment or sequestration discharged within 30 days of such event.

Upon the removal of the Managing Partner, the Managing Partner shall retain its Partnership Interest as a Limited Partner with all the rights and duties pertaining thereto.

   (c) Upon the removal of the Managing Partner pursuant to paragraph (b) above a new Managing Partner shall be elected by a vote of a Majority in Interest of the remaining Partners.

  Section 4.14. Tax Matters Partner. The Managing Partner is designated the Tax Matters Partner (the "TMP") as defined in Section 6231(a)(7) of the Code with respect to operations conducted by the Partnership. The TMP shall comply with the requirements of Sections 6221 through 6232 of the Code and the Treasury Regulations promulgated thereunder, and the Partners further agree as follows:

         (a) The TMP shall have a continuing obligation to provide the Internal Revenue Service with sufficient information so that proper notice can be mailed to all Partners as provided in Section 6223 of the Code, and the Partners shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as the TMP may reasonably request for such purpose.

         (b) The TMP shall keep each Partner informed of all administrative and judicial proceedings for the adjustment of Partnership items (as defined in Section 6231(a)(3) of the Code and regulations promulgated thereunder) at the Partnership level. Without limiting the generality of the foregoing sentence, within 15 days of receiving any written or oral notice of the time and place of a meeting or other proceeding from the Internal Revenue Service regarding a Partnership proceeding (and, in any event, within a reasonable time prior to such meeting or proceeding), the TMP shall furnish a copy of such written communication or notice, or inform the Partners in writing of the substance of any such oral communication. This obligation of the TMP to inform the Partners includes routine and minor events.

         (c) If any administrative proceeding contemplated under Section 6223 of the Code has begun, the Partners shall, upon request by the TMP, notify the TMP of any treatment of any Partnership item on their federal income tax returns that is or may be inconsistent with the treatment of that item on the Partnership's return.

         (d) Any Partner who enters into a settlement agreement with the Secretary of the Treasury with respect to Partnership items shall notify the other Partners of such settlement agreement and its terms within 30 days after the date of such settlement.

         (e) If the TMP elects not to file suit concerning an administrative adjustment or request for administrative adjustment and another Partner intends to file such a suit, such other Partner shall notify all Partners of such intention, and the forum in which such suit is to be filed shall be the form designated by a majority in interest of those Partners who express a preference.

         (f) Each Partner shall be entitled to participate in all administrative proceedings with the Internal Revenue Service, as provided by Code Section 6224(a).

         (g) The obligations imposed on the TMP and participation rights afforded the Partners by this Agreement and Sections 6221 through 6232 of the Code may not be restricted or limited in any fashion by the TMP or any Partner or Partners without the written consent of all of the Partners.

         (h) The TMP shall have, in its sole discretion, the right to extend the statute of limitations, file a request for an administrative adjustment, file suit concerning any tax refund or deficiency relating to any Partnership administrative adjustment or enter into any settlement agreement relating to any Partnership item of income, gain, loss, deduction or credit for any taxable year of the Partnership.

                                   ARTICLE V


                             LIMITED PARTNER MATTERS

  Section 5.01. Limitation of Liability. Except as otherwise provided in the Act or by other applicable law, no Limited Partner shall be bound by, or personally liable for, obligations or liabilities of the Partnership beyond the amount of its required contributions to the capital of the Partnership, and no Limited Partner shall be required to contribute any capital to the Partnership in excess of the contributions for which he is personally liable for under
Article III.

  Section 5.02. Management. No Limited Partner shall participate in the operation or management of the business of the Partnership, or transact any business for or in the name of the Partnership, nor shall any Limited Partner have any right or power to sign for or bind the Partnership in any manner.
The power of the Limited Partners to consent to and approve of certain matters under the provisions of this Agreement shall be exercised under and in conformity with the provisions of the Act so as not to constitute taking part in the control of the business of the Partnership.

  Section 5.03. Consents. No action requiring the consent or approval of the Limited Partners under the provisions of this Agreement may be taken unless the written consent or approval of the requisite number of Limited Partners is obtained.

  Section 5.04. Power of Attorney. (a) Each Limited Partner hereby irrevocably severally appoints and constitutes the Managing Partner, its successors and assigns hereunder as its true and lawful attorney-in-fact, with full power and authority, on its behalf and in its name, to execute, acknowledge, swear to, deliver and, where appropriate, file in such offices and places as may be required by law:

         (i) any amendment to this Agreement and the Certificate required by a change in the name of the Partnership, a change of the name or address of the registered agent of the Partnership, the withdrawal of a General Partner, or the admission of any party to the Partnership as a General Partner, if such admission is in compliance with the applicable provisions hereof; and

        (ii)   any amendment to this Agreement upon compliance with
     Section 12.02.

   (b) The power of attorney granted by the Limited Partners to the Managing Partner under paragraph (a) above is a special power coupled with an interest and is irrevocable, and may be exercised by any party who at the time of exercise is a Managing Partner of the Partnership. Such power of attorney shall survive the death or legal disability of a Limited Partner and any transfer or abandonment of his Partnership Interest, or his withdrawal from the Partnership.

  Section 5.05. Death, Bankruptcy, Etc. In no event shall the death, incompetency, bankruptcy, insolvency or other incapacity of a Limited Partner operate to dissolve the Partnership.

  Section 5.06. Encumbrance of Limited Partner's Interest. A Limited Partner may not pledge, mortgage, hypothecate or otherwise encumber his Partnership Interest for any purpose whatsoever.

                                   ARTICLE VI

                          ALLOCATIONS AND DISTRIBUTIONS

  Section 6.01. Allocation of Net Income and Losses from Operations. Net income and loss for each fiscal year from Operations ("Net Income" or "Net Loss") shall be determined in accordance with the method of accounting and books and records of the Partnership. Except as provided in Section 6.09(b), income and losses shall be allocated among the Partners as set forth below.

         (a) Net Income shall be allocated to the Partners pro rata in accordance with their Partnership Interests.

         (b) Net Loss shall be allocated to the Partners pro rata in accordance with their Partnership Interests.

  Section 6.02. Distributions of Cash Flow from Operations. The Managing Partner shall distribute Cash Flow from Operations, when available, annually to the Partners. Cash Flow shall be distributed as follows:

         (a) first, to the Limited Partners pro rata in an amount equal to each Limited Partner's Unreturned Capital Contribution.

         (b) next, to the General Partners pro rata in an amount equal to each General Partner's Unreturned Capital Contribution.

         (c) thereafter, to the Partners in accordance with their Partnership Interests.

  Section 6.03. Allocation of Items of Income and Losses upon a Major Capital Event or Liquidating Event. Except as otherwise provided in Section 6.09(b), income and losses recognized by the Partnership upon the occurrence of a Major Capital Event or Liquidating Event shall be allocated among the Partners as follows:

         (a)   Income and gain shall be allocated as follows:

              (i) first, to the Limited Partners with deficit Capital Account balances in an amount equal to their deficit balances, in proportion to the amounts of the deficit balances.

             (ii) next, to the General Partners pro rata in such amounts as will cause each General Partner's deficit Capital Account balance to equal zero.

            (iii) next, to the Limited Partners in proportion to their Unreturned Capital Contributions until the credit balance of each Limited Partner's Capital Account equals the Limited Partner's Unreturned Capital Contributions.

             (iv) next, to the General Partners pro rata in such amounts as are necessary to cause the credit balance of each General Partner's Capital Account to equal its Unreturned Capital Contribution.

              (v) thereafter, to the Partners in accordance with their Partnership Interests.

        (b)   Losses and deductions shall be allocated as follows:

              (i) first, to the General Partners pro rata in such amounts as will cause each General Partner's Capital Account to equal its Unreturned Capital Contribution.

             (ii) next, to the Limited Partners with a positive balance in their Capital Accounts in excess of their Unreturned Capital Contributions, in the ratio of such excess positive balances, in such amounts necessary to reduce each such Partner's positive Capital Account balance to an amount equal to its Unreturned Capital Contributions.

            (iii) next, to the General Partners pro rata in such amounts as will cause each General Partner's Capital Account to be equal to zero.

             (iv) next, to the Limited Partners with a positive balance in their Capital Accounts in the ratio of such positive balances, in amounts equal to such positive balances.

              (v) thereafter, to the General Partners pro rata in accordance with their Partnership Interests.

  Section 6.04. Distributions of Cash Flow from Major Capital Events. Cash Flow arising from a Major Capital Event shall be distributed as follows:

         (a) first, to the Limited Partners in an amount equal to their Unreturned Capital Contributions.

         (b) next, to the General Partners pro rata, in an amount equal to the General Partners' Unreturned Capital Contributions.

         (c) thereafter, to the Partners in accordance with their Partnership Interests.

  Section 6.05. Minimum Gain and Qualified Income Offset.

   (a) Definitions. For purposes of this Article VI, the following terms shall have the meanings set forth below:

         (i) "Minimum Gain" means the aggregate amount of gain (of whatever character), if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) Partnership property subject to Nonrecourse Debt in full satisfaction thereof, as provided in Treasury Regulations Section 1.704-1(b)(4)(iv)(c). For purposes of determining the amount of Minimum Gain (1) the adjusted basis of Partnership property subject to two or more liabilities of equal priority shall be allocated among such liabilities in proportion to the outstanding balance of such liabilities, and (2) the adjusted basis of partnership property subject to two or more liabilities of unequal priority shall be allocated to the liabilities of an inferior priority (in accordance with (1) above) only to the extent of the excess, if any, of the adjusted tax basis of such property over the aggregate outstanding balance of the liabilities of superior priority. Only the portion of the property's adjusted basis allocated to Nonrecourse Debt shall be used in computing Minimum Gain. If the Partnership property subject to Nonrecourse Debt is properly reflected on the books of the Partnership at a book value that differs from the adjusted tax basis (as provided under Treasury Regulation
     Sections 1.704-1(b)(2)(iv)(d) and (f)), the determination of a Partner's distributive share of Minimum Gain shall be made with reference to such book value. A Partner's share of partnership Minimum Gain at the end of any Partnership taxable year equals the aggregate Nonrecourse Deductions allocated to such partner (and such Partner's interest) up to that time, less such Partner's aggregate share of the net decreases in Partnership Minimum Gain up to that time.

        (ii) "Nonrecourse Debt" means a liability of the Partnership (or portion thereof) with respect to which none of the Partners has any economic risk of loss, other than through their interests, as Partners, in the Partnership assets subject to the liability, as provided in Treasury Regulation Section 1.704-1(b)(4)(iv)(g).

       (iii)   "Nonrecourse Deduction" means loss, deduction or Code
     Section 705(a)(2)(B) expenditure (or item thereof) of the Partnership attributable to Nonrecourse Debt. The amount of Nonrecourse Deductions for the Partnership's taxable year shall equal the net increase, if any, in the amount of Partnership Minimum Gain during such taxable year. In determining such net increase for a Partnership taxable year in which the Capital Accounts of the Partners are increased (pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) to reflect a revaluation of Partnership property subject to Nonrecourse Debt, any decrease in Partnership Minimum Gain attributable to such revaluation shall be added back to the net increase or decrease otherwise determined. Nonrecourse Deductions of the Partnership shall consist first of depreciation or cost recovery deductions with respect to items of Partnership property subject to Nonrecourse Debt to the extent of the increase in Minimum Gain attributable to such Nonrecourse Debt, with the remainder of the Nonrecourse Deductions, if any, made up of a pro rata portion of the Partnership's other items of deduction, loss and Code Section 705(a)(2)(b) expenditures for that year. If, however, such depreciation or cost recovery deductions exceed the net increase in Partnership Minimum Gain, a proportionate share of each such deduction shall constitute a Nonrecourse Deduction. In addition, if the net increase in Partnership Minimum Gain during the Partnership's taxable year exceeds the total amount of items of Partnership loss, deduction and Code Section 705(a)(2)(B) expenditures for such year, then an amount of Partnership loss, deduction and Code Section 705(a)(2)(B) expenditures for the Partnership's succeeding taxable year (or years) equal to such excess, shall constitute Nonrecourse Deductions, as if there had been a net increase in Partnership Minimum Gain during such succeeding year (or years) in the amount of such excess.

   (b) Minimum Gain Chargeback. Notwithstanding anything else to the contrary contained herein, if there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, all Partners with a deficit Capital Account balance at the end of such year (excluding from each Partner's deficit Capital Account balance any amount that such Partner is obligated to restore) will be allocated, before any other allocation is made hereunder, items of income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions needed to eliminate any deficit that exceeds those amounts that the Partner is obligated to restore as quickly as possible. For purposes of the preceding sentence, a Partner's Capital Account shall be reduced for (i) any distributions that, as of the end of such year, reasonably are expected to be made to such Partner to the extent they exceed offsetting increases to such Partner's Capital Account that reasonably are expected to occur during (or prior to) the Partnership taxable years in which such distributions reasonably are expected to be made, (ii) adjustments that as of the end of such year reasonably are expected to be made for depletion adjustments, and (iii) allocations that, as of the end of such year, reasonably are expected to be made pursuant to Code
Section 704(e)(2) (dealing with family partnerships), Code Section 706(d) (dealing with changes in Partners' interests) and Treasury Regulation
Section 1.751-1 (dealing with unrealized receivables and inventory items), all as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d). For purposes of this paragraph, the amount of a Partner's share of Minimum Gain shall be added to the limited dollar amount, if any, of the deficit balance in such Partner's Capital Account that such Partner is obligated to restore to determine if a Partner has a deficit Capital Account balance.

     The Minimum Gain chargeback allocated in any taxable year shall consist first of gains recognized from the disposition of items of Partnership property subject to Nonrecourse Debt of the Partnership to the extent of the decrease in Minimum Gain attributable to the disposition of such items of property with the remainder of such Minimum Gain chargeback, if any, made up of a pro rata portion of the Partnership's other items of income and gain for that year. If, however, such gains exceed the amount of the Minimum Gain chargeback, a proportionate share of each such gain shall constitute a part of the Minimum Gain chargeback.

     A Partner's share of the net decrease of Partnership Minimum Gain during a Partnership taxable year equals an amount that bears the same relation to the net decrease in Partnership Minimum Gain during such year as such Partner's share of Partnership Minimum Gain at the end of the prior taxable year of the Partnership (or, if later, at the time immediately following the last time that the Capital Account of the Partners are increased pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of Partnership property subject to Nonrecourse Debt) bears to the amount of Partnership Minimum Gain at the end of such prior taxable year (or such later date). In addition, if there is a decrease in Partnership Minimum Gain in a taxable year of the Partnership (whether or not there is a net decrease in Partnership Minimum Gain during such year) attributable to the revaluation of Partnership Property subject to Nonrecourse Debt, each Partner's share of Partnership Minimum Gain as of the time of such revaluation shall be reduced by the amount of the increase in such Partner's Capital Account attributable to such revaluation to the extent of the reduction in Minimum Gain caused by such revaluation. For purposes of clause (i) of this Section 6.05(b), offsetting increases to a Partner's Capital Account shall not include income and gain that is expected to be allocated to such Partner pursuant to the Minimum Gain chargeback.

   (c) Qualified Income Offset Provision. Notwithstanding anything else to the contrary contained herein, to the extent the allocation of any loss or deduction would cause the deficit Capital Account balance of any Partner to exceed that Partner's share of Minimum Gain, such Partner will not be allocated a loss or deduction which will cause or increase a deficit balance in such Partner's Capital Account in excess of his share of the Minimum Gain plus any dollar amount of such deficit balance that the Partner is obligated to restore, upon liquidation, as of the end of the Partnership's taxable year to which such allocation relates. For purposes of this subsection, the Capital Account of each Partner shall be reduced (i) for any distributions that, as of the end of such year, reasonably are expected to be made to such Partner to the extent they exceed offsetting increases to such Partner's Capital Account that reasonably are expected to occur during (or prior to) the Partnership taxable years in which such distributions reasonably are expected to be made, (ii) adjustments that as of the end of such year reasonably are expected to be made for depletion adjustments, and (iii) allocations that, as of the end of such year, reasonably are expected to be made pursuant to Code Section 704(e)(2) (dealing with family partnerships), Code Section 706(d) (dealing with changes in Partners' interests) and Treasury Regulation Section 1.751-1 (dealing with unrealized receivables and inventory items), all as described in Treasury Regulation
Section 1.704-1(b)(2)(ii)(d). A Partner who unexpectedly receives an adjustment, allocation or distribution described immediately above which causes or increases a deficit balance in such Partner's Capital Account (in excess of any dollar amount of such deficit balance that such Partner is obligated to restore upon liquidation, as of the end of the Partnership's taxable year to which such allocation relates) and which causes the deficit Capital Account balance of such Partner to exceed that Partner's share of Minimum Gain, will be allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

     To the extent this Section 6.05(c) prevents the allocation of a deduction or loss to a Partner, such deduction or loss shall be allocated between the Partners in accordance with their interests in the Partnership as determined under Treasury Regulation Section 1.704-1(b)(3).

  Section 6.06. Distributions upon Liquidation of Partnership. (a) Upon liquidation (as defined in Section 6.06(b) hereof) of the Partnership the assets of the Partnership shall be distributed no later than the later of 90 days after the date of such liquidation or the end of the Partnership's taxable year in which the liquidation occurs and shall be applied in the following order of priority:

         (i) to the payment of debts and liabilities of the Partnership (including amounts owed to Partners or former Partners).

        (ii)   unless inconsistent with Treasury Regulation
     Section 1.704-1(b)(2)(ii)(b), to set up any reserves which the Managing Partner deems reasonably necessary for contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the business of the Partnership.

       (iii) after all Capital Account adjustments for the Partnership's taxable year in which the liquidation occurs (including without limitation adjustments required under Treasury Regulation
     Section 1.704-1(b)(2)(iv)(e), relating to distributions in kind), to the Partners in accordance with their positive Capital Account balances.

   (b) For purposes of this Section 6.06, a liquidation of the Partnership shall occur upon the earlier of:

         (i)   the date on which the Partnership is terminated under
     Section 708(b)(1)A of the Code (or any successor provision thereto).

        (ii)   the date upon which the Partnership is terminated under
     Article X.

       (iii) the date upon which a Liquidating Event occurs (and all payments, including payments on any promissory notes, have been received).

  Section 6.07. Liquidation of Partner's Interest. If a Partner's interest in the Partnership is to be liquidated, liquidating distributions shall be made in accordance with the positive Capital Account balance of such Partner, as determined after taking into account all Capital Account adjustments for the Partnership's taxable year during which such liquidation occurs, by the end of the taxable year, or if later, within 90 days after the date of such liquidation. Where a Partner's interest is to be liquidated by a series of distributions, such Partner's interest shall not be considered liquidated until the final distribution has been made. For purposes of this Section 6.07, a liquidation of a Partner's interest in the Partnership means the termination of the Partner's entire interest in the Partnership by means of a distribution or series of distributions to the Partner by the Partnership. Where a Partner's interest is to be liquidated by a series of distributions, the interest shall not be considered as liquidated until the final distribution has been made.

  Section 6.08. In-Kind Distributions. (a) Prior to a distribution of property (other than cash and other than in complete liquidation of the Partnership or a Partner's interest in the Partnership), the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not previously been reflected in the Capital Accounts) would be allocated among the Partners if there were a taxable disposition of the property on the date of distribution.

   (b) If the distribution of property (other than cash) is to a Partner in complete liquidation of the Partner's interest in the Partnership or in liquidation of the Partnership, prior to such distribution the Capital Accounts of all the partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in all the Partnership's property (that has not previously been reflected in the Capital Accounts) would be allocated among the Partners if there was a taxable disposition of all such property on the date of the liquidating distribution.

  Section 6.09. Additional Tax Allocation Provisions. (a) Notwithstanding anything to the contrary contained herein, items of income, gain, loss and deduction with respect to property, other than cash, contributed to the Partnership by a Partner or with respect to an adjustment to the Partners' Capital Accounts to reflect a revaluation of the property of the Partnership, shall be allocated among the Partners so as to take into account the variation between the basis of the contributed property to the Partnership and its fair market value at the time of contribution or, in the case of a revaluation of the property of the Partnership, so as to take into account the adjustments to the Partners' Capital Accounts as provided in Section 704(c) of the Code and Regulations thereunder and Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g). Any provision contained herein to the contrary notwithstanding, no such revaluation of the property of the Partnership shall occur without the consent of a Majority in Interest of the Partners.

   (b) As between a Partner who has transferred all or part of its interest in the Partnership and its transferee, all items of income, gain, deduction and loss, for any year shall be apportioned on the basis of the number of days in each such year that each was the holder of such interest (making adjustments necessary to comply with the provisions of Section 706(d)(2) of the Code), without regard to the results of the Partnership's operations during the period before and after the date of such transfer, provided that if both the transferor and transferee consent thereto a special closing of the books shall be had as of the effective date of such transfer and the apportionment of items of income and gain, and deduction and loss, shall be made on the basis of actual operating results, and provided further that in the case of a dilution of a Partner's Partnership Interest pursuant to Section 3.04, a special closing of the books shall be had as of the effective date of the dilution, and the apportionment of items of income and gain and deduction and loss shall be made on the basis of actual operating results. Notwithstanding the above, gain or loss resulting from a Major Capital Event or a Liquidating Event shall be allocated only to those persons who are Partners as of the date on which such transaction is consummated.

  Section 6.10. Miscellaneous. (a) All allocations and distributions to the Partners pursuant to this Article VI shall be made to the Partners according to the books and records of the Partnership.

   (b) If any assets of the Partnership are distributed to the Partners in kind, the Partners shall own and hold the same as tenants in common.

                                   ARTICLE VII

                                 FISCAL MATTERS

  Section 7.01. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

  Section 7.02. Books and Records. The Managing Partner shall keep, or cause to be kept, at the expense of the Partnership, full and accurate books and records of all transactions of the Partnership in accordance with accepted accounting principles, consistently applied. All of such books and records shall, at all times, be maintained at the principal place of business of the Partnership and the Limited Partners shall have the right to inspect and copy any of them, at their own expense, during normal business hours.

  Section 7.03. Reports and Statements. (a) Within 90 days after the end of each fiscal year of the Partnership, the Managing Partner shall, at the expense of the Partnership, cause to be delivered to each Limited Partner such financial statements and such other information as the Managing Partner believes to be necessary for the Limited Partners to be advised of the financial status and results of operations of the Partnership.

   (b) The Managing Partner shall report to the Limited Partners any significant development materially adversely affecting the Partnership, its business, property or assets, as soon as practicable following the occurrence of such development.

   (c) By the fifteenth of the first calendar month in each quarter of the fiscal year, the Managing Partner shall provide to each Limited Partner an operating statement for the Business. The operating statements shall set forth all receipts and expenditures of the Partnership for the prior quarter of the fiscal year, a comparison of such receipts and expenditures with those provided for in the Budget, and an explanation of each item which varies 5% or more from the Budget.

  Section 7.04. Audit. A Majority in Interest of the Limited Partners shall be entitled to require an audit of the books and records of the Partnership to be conducted at any time (but not more frequently than once each calendar year). Any such audit so required shall be conducted at the expense of the Partnership.

  Section 7.05. Tax Returns. The Managing Partner shall cause to be prepared and delivered to the Partners, not later than 105 days after the end of each fiscal year of the Partnership, or a valid extension of the income tax returns, at the expense of the Partnership, all federal and any required state and local income tax returns for the Partnership for the preceding fiscal year. In the event of an audit of the Partnership's income tax returns, the Managing Partner shall retain, at the expense of the Partnership, accountants and other professionals to participate in such audit in order to contest assertions by the auditing agent that may be materially adverse to the Partners.

  Section 7.06. Bank Accounts. The Managing Partner, in the name of the Partnership, shall open and maintain a special bank account or accounts in a bank or savings and loan association, the deposits of which are insured by an agency of the United States government, in which shall be deposited all funds of the Partnership. There shall be no commingling of the property and assets of the Partnership with the property and assets of any other party.

  Section 7.07. Tax Elections. Subject to Section 4.04 herein, the Managing Partner shall be entitled to determine all Federal income tax elections available to the Partnership.

  Section 7.08. Withholding. If the Partnership has any income or losses that are effectively connected or treated as effectively connected with the conduct of a trade or business within the United States, the Partnership shall deduct and withhold a tax equal to 20 percent of any amount actually distributed or deemed distributed to any Partner who has not executed and delivered to the Partnership a Certification of Non-Foreign Status prior to the distribution. The Partners shall timely supplement or re-execute the certifications as required by the General Partner or the Internal Revenue Service. Each Partner agrees to notify the General Partner of any change in its status within 30 days of such change.

                                  ARTICLE VIII

                                    TRANSFERS

  Section 8.01. Restriction on Transfers.  Except as otherwise provided in
Section 5.06, and except as expressly permitted under the terms and provisions of this Article VIII, no Partnership Interest shall be Transferred without the written consent of a Majority in Interest of the Partners.

  Section 8.02. Transfers Requiring Consent. The following dispositions of a Partnership Interest shall require consent as stated below:

         (a) No Transfers of any Partnership Interest in whole or in part will be permitted if it would cause the termination of the Partnership for Federal income tax purposes or cause the Partnership to be taxed other than as a partnership, unless all the Partners agree in writing to such a disposition. Counsel for the Partnership may give its opinion to the Managing Partner as to whether or not such Transfer would cause such a tax effect for Federal income tax purposes and the opinion shall be conclusive and binding upon all Partners.

         (b) No Partnership Interest or any portion thereof shall be Transferred to a minor or an incompetent, without the prior written consent of all Partners.

         (c) No Transfer of the Managing Partner's Partnership Interest shall be permitted without the prior written consent of all Partners.

         (d) No Transfer of any Partnership Interest of any Partner shall be permitted without the prior written consent of the Managing Partner if such Transfer requires the consent of a third party under any joint venture agreement, partnership agreement or other agreement to which the Partnership is a party.

  Section 8.03. Permitted Sales after Right of First Refusal Is Given. Unless such Transfer is prohibited by Section 8.02 above, any Partner receiving from a single third party (the "Offeror") a bona fide offer (the "Offer") in writing signed by the Offeror for the purchase of all or a part of such Partner's Partnership Interest (the "Offered Interest"), then the Partner who received such Offer (the "Selling Partner") shall, if it wishes to accept the Offer, promptly forward a true and correct copy thereof to the other Partners (whether one or more, the "Non-Selling Partner") within ten days of the date of the Offer. The Offer shall be sent by certified or registered mail, return receipt requested. The Non-Selling Partner shall have the exclusive right and option for 30 days following the receipt of said Offer to purchase all, but not less than all, of the Offered Interest on the terms and conditions set forth in the Offer. The Non-Selling Partner shall exercise its option to purchase the Offered Interest and thereby accept the Offer of the Selling Partner by actual delivery to the Selling Partner, within the aforesaid 30 day period, written notice of such election or by sending such written notice of election by certified or registered mail, return receipt requested, properly stamped and addressed to the address of the Selling Partner. The Non-Selling Partner shall be deemed to have elected not to purchase the Offered Interest if it fails to timely provide written acceptance. Each Non-Selling Partner who elects to so purchase the Offered Interest pursuant to the Offer (the "Electing Partner") shall have the right to purchase that proportion of the Offered Interest which the Partnership Interest owned by such Electing Partner bears to the total Partnership Interests owned by all Electing Partners. The Electing Partner shall be obligated to close no later than 90 days after the date of the Offer.

     If the Non-Selling Partner does not elect to purchase all of the Offered Interest, the Selling Partner may sell the Offered Interest; provided, however, that the sale (i) shall not be made at a price lower than the price offered to the Non-Selling Partner, (ii) is not made to any person other than the original Offeror, (iii) is on the same terms and conditions as those specified in the Offer, and (iv) is consummated within 90 days after the lapse of all options arising in connection with the offer.

     If the Offeror or the terms or conditions of the proposed sale are changed or the Offered Interest has not been sold prior to the lapse of the aforesaid 90 day period, the Selling Partner must make a new Offer, pursuant to the procedures in this Section 8.03, to the Non-Selling Partner prior to selling the Offered Interest. If the Non-Selling Partner elects to purchase the Offered Interest, then the closing of said purchase shall take place at the office of the Partnership.

  Section 8.04. Permitted Transfers to Specified Parties. Unless Transfer is prohibited by subsections 8.02(a), (c), or (d) above, then notwithstanding the provisions of Section 8.03 above, a Partner may Transfer all or any part of its Partnership Interest to another Partner, an Affiliate of any partner, his spouse, his parents, his children, his grandchildren, his brothers, his sisters or to a trust for the sole benefit of one or more of the aforementioned parties (herein called a "Permitted Transferee"). A Permitted Transfer may be by will or intestate succession or by inter vivos Transfer. Any inter vivos Transfer made pursuant to this Section 8.04 (other than a Transfer to another Partner) shall not become effective until the other Partners have received from the Permitted Transferee an irrevocable power of attorney appointing the Partner transferring such Partnership Interest or portion thereof as the attorney-in-fact for said Permitted Transferee with full power and authority to deal in any way with such Partnership Interest, or portion thereof, as the case may be. Further, the power of attorney shall provide that in the event of the death of the attorney-in-fact the Permitted Transferee will within 90 days after said death appoint one person to deal with the Partnership Interest of all Permitted Transferees and having failed to do so a Majority in Interest of the other Partners shall have the right to appoint a substitute attorney-in-fact to deal with such Partnership Interest or portion thereof, as the case may be.
Said power of attorney shall be binding upon the Permitted Transferee, his heirs, successors and assigns. A Transfer pursuant to this Section 8.04 shall not relieve the Transferor from any of its obligations to the Partnership under this Agreement.

  Section 8.05. Buy-Sell Agreement. At any time and from time to time, any Partner (the "Initiating Partner") may purchase the Partnership Interest of any other Partner (the "Responding Partner") or sell its Partnership Interest to the Responding Partner upon the following terms:

         (a) The Initiating Partner shall notify the Responding Partner in writing of its offer to purchase the Partnership Interest of the Responding Partner or to sell such Initiating Partner's Partnership Interest to the Responding Partner. This offer to buy or sell shall state a valuation of the assets of the Partnership (the "Option Value"). The price payable as to any Partner (the "Option Price") shall be that amount which the Partner would receive pursuant to Section 6.06 of this Agreement if the Partnership were to be liquidated following the sale of its assets for cash in an amount equal to the Option Value.

         (b) Within 60 days after the receipt of such offer, the Responding Partner shall deliver to the Initiating Partner written notification of either:

              (i) Such Responding Partner's agreement to sell its Partnership Interest at the Option Price applicable to the Responding Partner; or

             (ii) Such Responding Partner's election to purchase the entire Partnership Interest of the Initiating Partner at the Option Price applicable to the Initiating Partner.

     Failure by the Responding Partner to respond within 60 days shall be deemed to be an election to proceed under (b)(i) above.

         (c) The Purchasing Partner (herein so called) in addition to paying at the closing the Option Price shall be obligated to loan to the Partnership an amount sufficient to discharge at the closing all outstanding and unpaid obligations of the Partnership to the Selling Partner (herein so called) as of such time, except any loans to the Partnership permitted by this Agreement which are secured by liens against the Business or any part thereof.

         (d)   Any such purchase or sale shall be accomplished as follows:

              (i) Twenty percent of the Option Price, unless otherwise agreed, shall be paid in cash at closing with the remainder evidenced by a promissory note, secured by the Partnership Interest, payable in five equal annual installments and bearing interest at a rate of the lesser of (1) the Wall Street Journal prime rate as quoted in the money rates section of the Wall Street Journal which is also the base rate on corporate loans at large United States money center commercial banks as its prime commercial or similar reference interest rate, with adjustments to be made on the same date as any change in the rate, and
          (2) the maximum rate permitted by applicable law.

             (ii) Closing shall take place 30 days after the response date referred to above, or after the Responding partner delivers the written notice set forth above, whichever date is earlier.

         (e) Upon receipt of the Option Price, the Selling Partner shall execute and deliver all documents reasonably required to transfer the Partnership Interest in the Partnership being sold. The Selling Partner shall also execute such resignations and other documents as may be reasonably required by counsel for the Partnership to accomplish the withdrawal of the Selling Partner as a Partner of the Partnership and the Purchasing Partner shall assume all of the Selling Partner's obligations to the Partnership and the General Partners under any loans to the Partnership permitted by this Agreement, such assumptions to be in form reasonably satisfactory to counsel for the Selling Partner.

          It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Section 8.05 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Partner to comply fully with each of said obligations, and (ii) the uniqueness of the Partnership business and Partners' relationship. Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance.

  Section 8.06. Assumption by Transferee. Any Transferee to whom all or any part of a Partnership Interest may be Transferred pursuant to this Agreement shall take such Partnership Interest subject to all of the terms and conditions of this Agreement and shall not be considered to have title thereto until said Transferee shall have accepted and assumed the terms and conditions of this Agreement by a written agreement to that effect delivered to the other Partners, at which time such Transferee shall be admitted as a substitute Partner and shall succeed to all rights of its Transferor except as such rights may be otherwise limited by other provisions of this Agreement. Anything contained in this Section 8.06 to the contrary notwithstanding, the assumption by the Transferee of the Partnership Interest being Transferred shall not relieve the Transferor of such Partnership Interest of its obligations hereunder unless such Transferor is released by written consent of all Partners or the Transfer was made pursuant to Section 8.03.

  Section 8.07. Cost of Transfers. The Transferor and, if it fails or refuses to do so, then the Transferee, of any Partnership Interest shall reimburse the Partnership for all costs incurred by the Partnership resulting from any Transfer.

  Section 8.08. Effect of Attempted Disposition in Violation of this Agreement. Any attempted Transfer of any Partnership Interest in breach of this Agreement shall be null and void and of no effect whatever.

                                   ARTICLE IX

                         RESIGNATION AND WITHDRAWAL OF A
               GENERAL PARTNER; ADMISSION OF A NEW GENERAL PARTNER

  Section 9.01. Voluntary Resignation or Withdrawal of a General Partner. A General Partner may not withdraw its interest in the Partnership, Transfer its interest to any person or admit any person as a substitute General Partner except as provided in Section 4.13, Article VIII or this Article IX.

  Section 9.02. Substitute and Additional General Partners. To the extent permitted under Texas law, the General Partners may, with the consent of a Majority in Interest of the Partners, at any time designate additional persons to be General Partners, whose interest in the Partnership shall be such as shall be agreed upon by the General Partners and such additional General Partners, so long as the Partnership Interest of the Limited Partners are not affected thereby.

  Section 9.03. Admission of a Successor General Partner. Any successor person or entity shall be admitted as a General Partner of the Partnership if the following terms and conditions are satisfied:

         (a) the written consent of at least a Majority in Interest of the Partners to the admission of such person or entity as a General Partner is obtained.

         (b) the successor person or entity has accepted and assumed all the terms and provisions of this Agreement.

         (c) if the successor entity is a corporation, it has provided counsel for the Partnership with a certified copy of a resolution of its Board of Directors authorizing it to become a General Partner under the terms and conditions of this Agreement.

         (d) the successor person or entity has executed this Agreement and such other documents or instruments as may be required or appropriate in order to effect the admission of such person or entity as a General Partner.

                                    ARTICLE X

                                   DISSOLUTION

  Section 10.01. Dissolution. (a) It is the intention of the Partners that the business of the Partnership be continued by the Partners, or those remaining, pursuant to the provisions of this Agreement, notwithstanding the occurrence of any event that would result in a statutory dissolution of the Partnership pursuant to the laws of the State of Texas, and no Partner shall be released or relieved of any duty or obligation hereunder by reason thereof; provided, however, that the business of the Partnership shall be terminated, its affairs wound-up and its property and assets distributed in liquidation on the earlier to occur of:

         (i)   December 31, 2033;

        (ii) a determination by a Majority in Interest of the Partners that the business of the Partnership should be terminated;

       (iii)   the bankruptcy or insolvency of the Partnership;

        (iv) subject to the provisions of paragraph (b) below, the death, incompetency, bankruptcy, insolvency, withdrawal or removal from the Partnership of a General Partner; or

         (v)   the date upon which the Partnership is terminated under
     Section 6.06(b).

For purposes of this Agreement, bankruptcy shall be deemed to have occurred when the party in question files a petition under any section or chapter of the Federal Bankruptcy Code, as amended, or an order for relief under Title 11 of the United States Code is entered against it, and insolvency shall be deemed to have occurred when the party in question admits in writing that its assets are insufficient to pay its liabilities as they mature.

   (b) Upon the occurrence of any event set forth in subparagraph (iv) of paragraph (a) above with respect to a General Partner, the business of the Partnership shall be continued pursuant to the provisions of this Agreement if
(i) there remains at least one General Partner, or (ii) if there is no remaining General Partner, a Majority in Interest of the Limited Partners shall elect in writing, within a period of 90 days from the date of such occurrence, that it be so continued and shall designate one or more parties to be admitted to the Partnership as a General Partner. Any such designated party shall upon admission to the Partnership succeed to all of the rights and powers of a General Partner hereunder, provided that former General Partners shall retain and be entitled to their share of profits, losses, distributions, and capital associated with the General Partners' Partnership Interests.

  Section 10.02. Wind-Up of Affairs. As expeditiously as possible following the occurrence of an event giving rise to a liquidation of the Partnership, the Managing Partner (or a special liquidator who may be appointed by a Majority in Interest of Limited Partners if the termination results from the circumstance described in Section 10.01(a)(iv) above) shall wind-up the affairs of the Partnership, sell its property and assets for cash at the highest price reasonably obtainable and distribute the proceeds in accordance with
Section 6.06 in liquidation of the Partnership. In no event shall there be a distribution of the property and assets of the Partnership in kind, unless a Majority in Interest of the Partners approve such distribution.

                                   ARTICLE XI

                                 INDEMNIFICATION

     If a General Partner (whether acting as the Managing Partner, a General Partner or, at the request of the Partnership, as a representative of another enterprise) or a representative of such General Partner (a "Partnership Functionary") is, was or is threatened to be made a named defendant or respondent in a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (herein collectively referred to as a "Proceeding"), by reason of the fact that such person was or is serving as a Partnership Functionary, then the Partnership shall (i) indemnify such Partnership Functionary against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred in connection with such Proceeding, and (ii) pay or reimburse the Partnership Functionary, in advance of the final disposition of the Proceeding, reasonable expenses incurred in connection with the Proceeding, all to the fullest extent permitted by the Act.

                                   ARTICLE XI

                                 INDEMNIFICATION

  Section 12.01. Loans to the Partnership. If a Partner or its Affiliates (the "Loaning Partner") loans funds to the Partnership, the Loaning Partner shall not charge the Partnership interest greater than the lesser of (i) the Loaning Partner's actual interest cost incurred in securing the funds loaned to the Partnership, (ii) the highest lawful rate, or (iii) the rate that would be charged to the Partnership by unrelated banks on comparable loans for the same purpose; and the Loaning Partner shall not charge the Partnership points or other financing charges or fees in any amount greater than the financing charges or fees actually incurred by the Loaning Partner in connection with the loan to the Partnership.

  Section 12.02. Amendments. In addition to the right of the Managing Partner to amend certain of the provisions of this Agreement by reason of the power of attorney granted to the Managing Partner under Section 5.04, a Majority in Interest of the Partners may, by instrument in writing, amend any of the other provisions hereof, except for those provisions that affect the rights of Partners to share income, distributions and loss and require Partners to make additional contributions, which provisions may be amended only upon the written consent of all Partners affected thereby.

  Section 12.03. Other Activities. Partner may engage or possess an interest in other business ventures of any nature and description, independently or with others, including, without limitation, businesses similar to the Business), and neither the Partnership nor any of the other Partners shall have any right by virtue of this Agreement in and to such other ventures or to the income or property derived therefrom.

  Section 12.04. Partition. No Partner shall be entitled to a partition of the Business or any other property or assets of the Partnership, notwithstanding any provision of law to the contrary.

  Section 12.05. Notices. Any notice required or permitted to be delivered to any Partner under the provisions of this Agreement shall be deemed delivered, whether actually received or not, when deposited in a United States Postal Service depository, postage prepaid, registered or certified, return receipt requested, and addressed to the Partner at the address specified on the signature pages hereof, or such other address as shall be specified by written notice delivered to the Managing Partner.

  Section 12.06. Provisions Severable. Every provision of this Agreement is intended to be severable and, if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

  Section 12.07. Counterparts. This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

  Section 12.08. Headings. The headings of the various sections of this Agreement are intended solely for convenience of reference, and shall not be deemed or construed to explain, modify or place any construction upon the provisions hereof.

  Section 12.09. Successors and Assigns. This Agreement and any amendments hereto shall be binding upon and, to the extent expressly permitted by the provisions hereof, shall inure to the benefit of the Partners and their respective heirs, legal representatives, successors and assigns. Furthermore, with respect to any successors or assigns, it is agreed that:

         (a) The Business shall be determined to have an agreed value (the "Agreed Value") upon the effective date of admission of any successor or assignee Partner. The Agreed Value shall be unconditionally binding throughout the life of the Partnership.

         (b) The Partners understand that for federal income tax purposes the Partnership's adjusted basis of the Business is not equal to the Agreed Value.

  Section 12.10. Amendment of Certificate. If a Transfer of a Partnership Interest shall take place pursuant to the provisions of Article VIII or
Article IX, then unless the Partnership is dissolved by such Transfer, the continuing Partners shall promptly thereafter cause to be filed with the proper authority an Amended Certificate of Limited Partnership and such other certificates of fictitious or assumed names of the Partnership as may be deemed necessary or desirable by the Managing Partner.

  Section 12.11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and all obligations of one Partner to another are performable in Dallas County, or at the site of the Business.

IN WITNESS WHEREOF, the Partners have executed this Agreement this ____ day of _______________, 20__.

                                GENERAL PARTNER:

                                STERLING RESOURCES, INC.




                                By:   Scott I. Colyer
                                Its:  President
                                Address:  18925 Base Camp Road, Suite 203
                                          Monument, CO  80132


                                LIMITED PARTNERS:




                                SCOTT I. COLYER
                                Address:  17055 Winchester Rd.
                                          Colorado Springs, CO  80908



                                LISA A. COLYER
                                Address:  17055 Winchester Rd.
                                          Colorado Springs, CO  80908




                                JAMES DILLAHUNTY
                                Address:  933 Cycad Drive
                                          San Marcos, CA  92078




                                JACK SIMKIN
                                Address:  P.O. Box 675833
                                          Rancho Santa Fe, CA  92067

                                DENNIS J. MARLIN
                                Address:  6486 Morning Dove Drive
                                          Colorado Springs, CO  80922




                                SCOTT D. RYKERT
                                Address:  8 Gull Cove
                                          North Port, NY  11768




                                CHRIS GENOVESE
                                Address:  95 Oliver Drive
                                          Lynbrook, NY  11563




                                RANDAL J. PEGG
                                Address:  3213 Blackwood Place
                                          Colorado Springs, CO  80920




                                JOE R. COTTON
                                Address:  108 Dove Mountain
                                          Boerne, TX  78006




                                NORMAN C. SCOTT
                                Address:  134 Mark Twain Drive
                                          Boerne, TX  78006

STATE OF COLORADO     )
                      )
COUNTY OF EL PASO     )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared Scott I. Colyer, as President of Sterling Resources, Inc., known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same in the capacity, for the purposes and consideration therein expressed.

     SUBSCRIBED AND SWORN TO BEFORE ME this the ____ day of ______________,
20__.



                                    -------------------------------------------
                                    Notary Public



My Commission Expires:

STATE OF COLORADO     )
                      )
COUNTY OF EL PASO     )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared Scott I. Colyer, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     SUBSCRIBED AND SWORN TO BEFORE ME this the ____ day of __________, 20__.



                                    -------------------------------------------
                                    Notary Public

My Commission Expires:



STATE OF COLORADO     )
                      )
COUNTY OF EL PASO     )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared Lisa A. Colyer, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed.

     SUBSCRIBED AND SWORN TO BEFORE ME this the ____ day of __________, 20__.




                                    -------------------------------------------
                                    Notary Public

My Commission Expires:

STATE OF __________      )
                         )
COUNTY OF __________     )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared James Dillahunty, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     SUBSCRIBED AND SWORN TO BEFORE ME this the ____ day of __________, 20__.




                                    -------------------------------------------
                                    Notary Public


My Commission Expires:


STATE OF __________      )
                         )
COUNTY OF __________     )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared Jack Simkin, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     SUBSCRIBED AND SWORN TO BEFORE ME this the ____ day of __________, 20__.




                                    -------------------------------------------
                                    Notary Public


My Commission Expires:

STATE OF COLORADO        )
                         )
COUNTY OF __________     )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared Dennis J. Marlin, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     SUBSCRIBED AND SWORN TO BEFORE ME this the ____ day of __________, 20__.




                                    -------------------------------------------
                                    Notary Public

My Commission Expires:


STATE OF __________      )
                         )
COUNTY OF __________     )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared Scott D. Rykert, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     SUBSCRIBED AND SWORN TO BEFORE ME this the ____ day of __________, 20__.




                                    -------------------------------------------
                                    Notary Public

My Commission Expires:

STATE OF __________      )
                         )
COUNTY OF __________     )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared Chris Genovese, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     SUBSCRIBED AND SWORN TO BEFORE ME this the ____ day of __________, 20__.




                                    -------------------------------------------
                                    Notary Public

My Commission Expires:


STATE OF __________      )
                         )
COUNTY OF __________     )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared Ronald J. Pegg, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     SUBSCRIBED AND SWORN TO BEFORE ME this the ____ day of __________, 20__.




                                    -------------------------------------------
                                    Notary Public

My Commission Expires:

STATE OF __________      )
                         )
COUNTY OF __________     )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared Joe R. Cotton, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     SUBSCRIBED AND SWORN TO BEFORE ME this the ____ day of __________, 20__.




                                    -------------------------------------------
                                    Notary Public

My Commission Expires:


STATE OF __________      )
                         )
COUNTY OF __________     )

     BEFORE ME, the undersigned Notary Public, on this day personally appeared Norman C. Scott, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     SUBSCRIBED AND SWORN TO BEFORE ME this the ____ day of __________, 20__.




                                    -------------------------------------------
                                    Notary Public

My Commission Expires: